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                            CERTIFICATE OF FORMATION

                                       OF

                         AINSWORTH ENGINEERED (USA), LLC



     1. The name of the limited liability company is Ainsworth Engineered (USA), LLC.

     2. The address of its registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

     IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Ainsworth Engineered (USA), LLC on this 13th day of September, 2004.



                                        AINSWORTH ENGINEERED (USA), LLC




                                        By: /s/ Catherine E. Ainsworth
                                            ------------------------------------
                                            Name:  Catherine E. Ainsworth
                                            Title: Authorized Person